Exhibit 99.2

Great Ajax Corp. Announces Public Offering of Convertible Notes

NEW YORK, NY – April 19, 2017 – Great Ajax Corp. (NYSE: AJX) (“Great Ajax” or the “Company”) today announced that it is commencing an underwritten public offering of approximately $75 million aggregate principal amount of convertible senior notes due 2024. The Company also plans to grant to the underwriters a 30-day option to purchase up to an additional $11.25 million aggregate principal amount of the notes at the public offering price, less the underwriting discount, plus accrued interest. The Company intends to use the net proceeds from this offering to acquire additional mortgage loans and mortgage-related assets consistent with its investment strategy and for general corporate purposes. The interest rate, conversion rate and other terms of the notes will be determined at the time of pricing the offering. Raymond James & Associates, Inc. and JMP Securities LLC are serving as joint book-running managers for the public offering.

A registration statement relating to these notes has been declared effective by the Securities and Exchange Commission (the “SEC”). The offering will be made only by means of a preliminary prospectus supplement and accompanying prospectus, which have been filed with the Securities and Exchange Commission.  A copy of the prospectus supplement and accompanying prospectus may be obtained free of charge at the SEC’s website at www.sec.gov or from the underwriters by contacting: Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716, Attention: Equity Syndicate (telephone: 800-248-8863 or email: Andrea.Lanham@raymondjames.com), or JMP Securities LLC, 600 Montgomery Street, Suite 1100, San Francisco, CA 94111, Attention: Syndicate Department.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the Company’s securities, nor shall there be any sale of the Company’s securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Great Ajax Corp.

Great Ajax Corp. is a Maryland corporation that focuses primarily on acquiring, investing in and managing mortgage loans secured by single-family residences and, to a lesser extent, single-family properties themselves. The Company also invests in loans secured by multi-family residential and smaller commercial mixed use retail/residential properties, as well as in the properties directly. The Company is externally managed by Thetis Asset Management LLC. The Company’s mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. The Company has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of Great Ajax, including, without limitation, the risk factors and other matters set forth in the prospectus supplement and the accompanying prospectus and the Company's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC and in its other filings with the SEC. Great Ajax undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Contacts:

Great Ajax Corp.

Lawrence Mendelsohn

Chief Executive Officer

or

Mary Doyle

Chief Financial Officer

Mary.Doyle@aspencapital.com

503-444-4224

Source: Great Ajax Corp.